EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Princeton, New Jersey, March 9, 2012 - AMREP Corporation (NYSE:AXR) today reported a net loss of $316,000, or $0.05 per share, for its fiscal 2012 third quarter ended January 31, 2012 compared to net income of $1,281,000, or $0.21 per share, for its fiscal 2011 third quarter ended January 31, 2011.  For the first nine months of fiscal 2012, the Company had net income of $488,000, or $0.08 per share, compared to net income of $1,514,000, or $0.25 per share, for the same period of fiscal 2011.  Revenues were $21,424,000 and $66,268,000 for the third quarter and first nine months of 2012 versus $23,846,000 and $74,749,000 for the same periods last year.

Revenues from Media Services operations, which principally include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services operations conducted by its Kable Media Services subsidiary, decreased from $23,570,000 and $73,099,000 for the third quarter and first nine months of 2011 to $21,419,000 and $64,815,000 for the same periods in 2012.  Magazine publishers, which are the principal customers of these operations, have continued to be negatively impacted by increased competition from new media sources and also by the effects of the recent recession. The result has been a continuing trend of reduced subscription and newsstand sales, which has caused publishers to close some magazine titles and seek more favorable terms from Palm Coast and Kable and their competitors.  As a consequence of these and other factors, including customer losses, revenues from Subscription Fulfillment Services operations decreased from $18,350,000 and $56,774,000 for the third quarter and first nine months of 2011 to $15,589,000 and $48,775,000 for the same periods of 2012, while revenues from Newsstand Distribution Services operations decreased from $2,488,000 and $8,488,000 for the third quarter and first nine months of 2011 to $2,213,000 and $7,112,000 for the same periods of 2012.  Partially offsetting the revenue decline, Media Services operating and general and administrative expenses decreased by $936,000 and $6,362,000 for the third quarter and first nine months of 2012 compared to the same periods in 2011,  primarily reflecting lower payroll and benefit costs as a result of both the reduced and lost business noted above and efficiencies achieved in the Company’s consolidation of  its Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida that was completed during the second quarter of 2011, as well as lower facilities and equipment costs, including depreciation, resulting from the consolidation project.

Revenues from land sales at the Company’s AMREP Southwest subsidiary were zero and $1,435,000 for the three and nine month periods ended January 31, 2012 compared to $257,000 and $1,570,000 for the same periods of the prior year. The average gross profit percentage on land sales was 72% for the first nine months of 2012 compared to 8% and 34% for the third quarter and first nine months in 2011, with the increased profit percentage being attributable to the mix of land sold in each period.  Land sold in the first two quarters of 2012 consisted of developed commercial lots and undeveloped residential lots which have a higher gross profit margin than developed residential lots which were a large part of the land sales in 2011.  Results for both the 2012 and 2011 periods continued to be substantially lower than the Company experienced prior to fiscal 2009 in its principal market of Rio Rancho, New Mexico, due to a severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008. Faced with adverse conditions, many builders have slowed the pace of building on developed lots previously purchased from the Company in Rio Rancho, and delayed or cancelled the purchase of additional lots.  As a result of these and other factors, including the nature and timing of specific transactions, revenues and related gross profits from real estate land sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

The 2012 third quarter results included a tax benefit of $382,000, or $0.06 per share, from the recognition of previously unrecognized tax benefits as compared to a similar benefit of $764,000, or $0.13 per share, in the third quarter of 2011.

AMREP Corporation’s Media Services business, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distributes magazines to wholesalers and provides subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.

*****

(Two Schedules Follow)

Schedule 1
AMREP Corporation
and Subsidiaries
Financial Highlights
(Unaudited)

	Three Months Ended January 31,
	2012	2011

Revenues	$21,424,000	$23,846,000

Net income (loss)	$(316,000)	$1,281,000

Earnings (loss) per share – Basic and Diluted	$(0.05)	$0.21

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Nine Months Ended January 31,
	2012	2011

Revenues	$66,268,000	$74,749,000

Net income	$488,000	$1,514,000

Earnings per share – Basic and Diluted	$0.08	$0.25

Weighted average number of common shares outstanding	5,996,000	5,996,000

Schedule 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2012			2011
	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)
Three months ended January 31:
Developed
Residential	-	$-	$-	0.8	$225	$281
Commercial	-	-	-	-	-	-
Total Developed	-	-	-	0.8	225	281
Undeveloped	-	-	-	1.5	32	21
Total	-	$-	$-	2.3	$257	$112
Nine months Ended January 31:
Developed
Residential	-	$-	$-	3.1	$1,031	$333
Commercial	4.2	748	178	-	35	-
Total Developed	4.2	748	178	3.1	1,066	333
Undeveloped	16.0	687	43	13.2	504	38
Total	20.2	$1,435	$71	16.3	$1,570	$96

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.